SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549

                              Form 8-K

                           CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934

                   Date of Report - July 13, 2001

                 UNION NATIONAL FINANCIAL CORPORATION
        (Exact name of registrant as specified in its charter)



    Pennsylvania                0-19214            23-2415179
---------------------------    -------------      -----------

State or other jurisdiction (Commission File     (IRS Employer
    of Incorporation)             Number)       Identification
                                                   Number)

   101 East Main Street, P.O. Box 567
         Mount Joy, Pennsylvania                        17552
---------------------------------------            --------------
(Address of principal executive offices)              (Zip Code)



 Registrant's telephone number including area code: (717) 653-1441
                                                    --------------


                                N/A
-----------------------------------------------------------------
   (Former name or former address, if changed since last report)

Item 1.    Changes in Control of Registrant

           Not Applicable.

Item 2.    Acquisition or Disposition of Assets.

           Not Applicable.

Item 3.    Bankruptcy or Receivership.

           Not Applicable.

Item 4.    Changes in Registrant's Certifying Accountant.

           Not Applicable.

Item 5.    Other Events.

           On July 13, 2001, Union National Financial
           Corporation issued a press release reporting second quarter earnings and announcing the third quarter cash dividend for 2001. The aforementioned is attached as an exhibit to this Current Report on Form 8-K.

Item 6.    Resignations of Registrant's Directors.

           Not Applicable.

Item 7.    Financial Statements and Exhibits.

           (a)    Not Applicable.

           (b)    Not Applicable.

           (c)    Exhibits:
                  99.1     Press Release

Item 8.    Change in Fiscal Year.

           Not Applicable.

Item 9.    Regulation FD Disclosure.

           Not Applicable.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             UNION NATIONAL FINANCIAL CORPORATION
                             (Registrant)


Dated: July 13, 2001         /s/Mark D. Gainer
                             ----------------------------------

                             Mark D. Gainer,
                             President & Chief Executive Officer
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                            EXHIBIT INDEX

                                        Page Number in
Exhibit                                 Manually Signed Original

99.1          Press Release             5

                          EXHIBIT 99.1

                          Press Release

                          PRESS RELEASE

      Union National Financial Corporation Reports Second
   Quarter Earnings and Announces Third Quarter Cash Dividend

Mount Joy, Pennsylvania, July 13, 2001. Union National Financial Corporation, the parent bank holding company of Union National Community Bank, has reported earnings for the second quarter of 2001, of $568,000, as compared to $613,000 for the second quarter of 2000. Earnings for the six months ended June 30, 2001, amounted to $1,001,000, as compared to $1,288,000 for the same period of 2000. Basic and diluted earnings per share for the second quarter of 2001, amounted to 22 cents, as compared to basic and diluted earnings per share of 24 cents in 2000. Basic and diluted earnings per share for the first six months amounted to 39 cents per share, as compared to basic and diluted earnings per share of 50 cents in 2000.

Union National attributes the decline in earnings to a net interest margin percentage that is currently lower than the comparable period of 2000, an increased provision for loan losses and non-recurring costs related to both the Business Process Improvement project and technology initiatives that commenced in 2000. The Business Process Improvement project helped to identify fee income opportunities, to develop operational efficiencies and to build an effective organizational structure. Other initiatives in 2000, including the establishment of our Wealth Management Group and the opening of a new office in Columbia, also contributed to the reduction in earnings.

During the second quarter, Union National also realized benefits related to the Business Process Improvement project which significantly offset the recurring system and related expenses of the technology initiatives. Additional benefits from this project are expected to be realized as other identified initiatives are implemented in the remaining quarters of 2001.

The Board of Directors of Union National Financial Corporation recently approved the payment of its third regular quarterly cash dividend for 2001. The cash dividend of 10.5 cents per share is payable on August 5, 2001, to stockholders of record on July 26, 2001.

FINANCIAL HIGHLIGHTS      Three Months Ended
____________________      __________________

                     June 30, 2001  June 30, 2000  Percent Change
                     _____________  _____________  ______________
Net Interest Income   $2,690,000     $2,648,000         1.6%
Provision for
  Loan Losses           $160,000        $77,000       107.8%
Other Operating Income  $600,000       $427,000        40.5%
Other Operating
   Expenses           $2,505,000     $2,286,000         9.6%
Net Income              $568,000       $613,000        -7.3%

                          Six Months Ended
                          ________________
                     June 30, 2001  June 30, 2000
                     _____________  _____________
Net Interest Income   $5,236,000     $5,224,000         0.2%
Provision for
   Loan Losses          $273,000       $128,000       113.3%
Other Operating Income$1,121,000       $810,000        38.4%
Other Operating
   Expenses           $5,037,000     $4,380,000        15.0%
Net Income            $1,001,000     $1,288,000       -22.3%


                          Balance Sheet as of
                          ___________________

                     June 30, 2001  June 30, 2000
                     _____________  _____________
Total Assets          $296,392,000   $285,557,000       3.8%
Total Loans           $183,930,000   $183,710,000       0.1%
Total Deposits        $213,574,000   $216,236,000      -1.2%

Union National Community Bank, the sole and wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities for more than 147 years. The bank operates seven retail offices and an office for its Wealth Management Group, all located in Lancaster County.

For Further Information, Please Contact:
Mark D. Gainer, President/CEO
Union National Financial Corporation
101 East Main Street
P.O. Box 567
Mount Joy, PA 17552-0567
(717) 653-1441

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

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